Exhibit 99.1

News

For Immediate Release

EP Energy Reports 2Q’18 Results - Operating and financial results continue to demonstrate strong improvement under new leadership

HOUSTON, TEXAS, August 9, 2018— EP Energy Corporation (NYSE:EPE) today reported second quarter 2018 financial and operational results.

2Q’18 Updates - Executing Strategy to Drive Long-Term Value Creation

•        Equivalent production of 82.5 MBoe/d

•        Oil production of 47.2 MBbls/d

•        Net Loss of $58MM

•        Adjusted EBITDAX of $215MM

•        Oil and Gas Expenditures of $203MM

•        Completed (based on wells fracture stimulated or frac’d) 37 gross wells

•        Lease Operating Expense of $4.95 per Boe

•        New completion designs generating ~20% improvement in F&D costs versus pre-2018 wells

•        Eagle Ford enhanced oil recovery (EOR) pilot project in second injection cycle and expanding to three pilot projects this year

•        Drilled two horizontal wells in Altamont 2Q’18 and expect to complete in 3Q’18 - two additional horizontal wells to be drilled and completed in 3Q’18

•        Amended Reserve-Based Loan Facility (RBL Facility) and extended the maturity to November 2021

•        Issued $1 billion senior secured notes and used proceeds to fully repay RBL Facility borrowings

•        Ended the quarter with $708MM of liquidity, $98MM of cash and 100% undrawn RBL Facility capacity

•        Redirecting second half capital to the Eagle Ford from the Permian to benefit higher margin basin

•        Updating full year capital and production guidance

2Q’18 Results Continue to Show Positive Change With New Leadership Team

The second quarter results continue to demonstrate improvement in operational and financial metrics. The company has increased oil production and Adjusted EBITDAX, while continuing to reduce lease operating and general and administrative costs.  Below is a summary of second quarter 2018 results compared to the last three quarters.

	3Q’17	4Q’17	1Q’18	2Q’18	2Q’18 vs. 3Q’17
Oil Production (MBbls/d)	45.1	43.6	45.4	47.2	+5%
Equivalent Production (MBoe/d)	81.0	80.6	80.1	82.5	+2%
Percent Oil (%)	55.7	54.1	56.7	57.2	+3%
LOE per Unit ($/Boe)	5.66	5.60	5.48	4.95	-13%
Lease Operating Expense ($MM)	42.2	41.5	39.5	37.6	-11%
Boe/d per G&A Headcount	229	238	253	321	+40%
Net (Loss) Income ($MM)	(72)	(72)	18	(58)	-19%
Adjusted EBITDAX ($MM)(1)	159	181	189	215	+35%

(1) See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.

Eagle Ford: Increase in Oil Production and Improvement in Capital Efficiency

The company produced 39.2 MBoe/d, including 25.8 MBbls/d of oil in the second quarter of 2018, a nine percent and eight percent increase from the first quarter of 2018, respectively.  Production in the second quarter benefited from the increase in activities in early 2018, improved production results from new well designs and completion techniques, and acquisition properties.  EP Energy averaged three drilling rigs, invested $122 million and completed (frac’d) 17 gross and net wells in the second quarter of 2018 in its Eagle Ford program.

EP Energy continues to make great progress on its EOR pilot project.  In the second quarter of 2018, EP Energy initialized its second injection cycle and plans for two more pilot projects to be operational by year end.  Due to the promising long-term value creation potential of the project, the company has decided to accelerate the timing, allocate incremental capital, and increase the number of pilot projects above what was originally planned.  The expansion of the EOR pilot projects will allow the company to accelerate the delineation of the EOR applicability across the company’s Eagle Ford position.

The company continues to optimize completion designs for each pad to maximize returns and minimize finding and development costs.  Based on new wells completed during 1Q’18, the company estimates an approximately 20% improvement in recoverable reserves per drilling and completion capital invested versus offset wells completed prior to 2018.

In July, the company drilled two 16,000 foot lateral wells, which are the longest laterals in company history. This is an important step forward in the Eagle Ford asset as the company looks to develop remaining acreage in the most capitally efficient manner going forward. The company believes 15,000 foot laterals will be the future of development for a large portion of the remaining acreage. The step change from 7,500 foot laterals creates a significant savings in total infrastructure costs. The company expects the average lateral length for the second half of 2018 to be 16% greater than the first half of 2018.  In the second half of 2018, the company plans to reallocate capital from the Permian to the Eagle Ford to take advantage of the improved returns and capital efficiency driven by the favorable LLS and Brent pricing.

Permian: Reducing Operating Costs

In the second quarter of 2018, the company produced 26.5 MBoe/d, including 9.7 MBbls/d of oil, effectively flat compared to the first quarter of 2018. In the second quarter of 2018, the company averaged approximately one drilling rig, invested $48 million in capital and completed (frac’d) 13 gross and nine net wells.

In the second quarter of 2018, the company constructed and operationalized its first produced water pond for recycle use.  The facility became operational in April and is lowering operating costs by approximately $1.54/Bbl of water.  In addition, the facility lowers completion costs by providing a low-cost direct source of water for completion operations instead of trucking in fresh water saving approximately $0.45/Bbl of water.

The company maintains ample take-away capacity out of the basin through contractual agreements with third-party processors and marketing companies.  In addition, EP Energy has 100% of its Midland to Cushing basis exposure hedged in 2018 at -$1.02 per barrel.

Altamont: Two Horizontal Wells Drilled and First Quarter Recompletion Record Broken

In the second quarter of 2018, the company produced 16.8 MBoe/d, including 11.7 MBbls/d of oil, effectively flat compared to the first quarter of 2018.  The gas production was impacted by downtime related to unexpected plant maintenance during May 2018.

EP Energy operated two joint venture drilling rigs and completed (frac’d) seven gross wells and two net wells in the second quarter of 2018.  Total capital invested in the Altamont program in the second quarter of 2018 was $33 million.  The company also accelerated its high-return recompletion program, successfully recompleting 29 wells during the quarter, which broke the company’s all-time record from the first quarter of 2018.

The company spud and rig released its first two horizontal wells during the quarter. The two horizontal wells have an average lateral length of 9,000 feet.  The company has commenced completion operations and expects to initialize flowback on both wells over the next 30-60 days.  In addition, the company expects to drill two incremental horizontal wells in the third quarter to accelerate the delineation of the horizontal potential of the field.

Multi-year Commodity Hedge Program: Well Positioned in 2018 and ~51 Percent Hedged in 2019(1)

EP Energy maintains a solid hedge program, which provides continued commodity price protection.  A summary of the company’s current open hedge positions is listed below:

	2018	2019
Total Fixed Price Hedges
Oil volumes (MMBbls)(2)	7.6	8.6
Average ceiling price ($/Bbl)	$63.96	$66.60
Average floor price ($/Bbl)	$58.45	$57.63

Natural Gas volumes (TBtu)	12.9	7.3
Average price ($/MMBtu)	$3.04	$2.97

Note: Positions are as of August 7, 2018 (Contract months: June 30, 2018 - Forward)

(1)    Percentage based on mid-point of 2018 production guidance

(2)    2018 and 2019 positions include WTI three way collars of 4.5 MMBbls and 6.6 MMBbls, respectively, and WTI collars of 0.6 MMBbls in 2018 and 1.3 MMBbls in 2019.

Liquidity - Financial Flexibility Significantly Improved

The company ended the quarter with approximately $700 million of available liquidity and $4.3 billion of net debt (total debt of $4.4 billion less cash of $98 million). In May 2018, the company issued $1 billion of senior secured notes and used the proceeds to fully repay the RBL Facility.  In addition, the company amended its RBL Facility agreement by extending the maturity date from May 2019 to November 2021.  The maintenance covenant was also amended to a maximum ratio of first-lien debt to EBITDAX of 2.25 to 1.00 through maturity.

2018 Outlook Updated to Reflect Reallocation of Capital For Long-Term Value Creation

The table below summarizes the company’s current operational and financial guidance for the second half of 2018.  The company has increased the full year 2018 Oil & Gas Expenditures midpoint, excluding acquisitions, to $650 million. The increase is driven by incremental activity during the second half of the year that will result in incremental 2019 EBITDAX growth. The company expects to increase gross completions six percent from the original guidance, add a third EOR pilot, and two incremental Altamont horizontal wells. The company has increased the full year Eagle Ford capital allocation from ~50% to ~65%.

Due to the acceleration of activities in the Eagle Ford, and changing the development approach, the company expects to temporarily shut-in more recently completed offset wells than planned during the second half of 2018.  These intentional shut-ins will temporarily lower near-term production, but will reduce the future impact of offset frac interference and provide greater long-term value over the life of the field benefiting 2019 and beyond production and cash flow.  In addition, the company’s original guidance was based on $55 per barrel for West Texas Intermediate (WTI) crude. Given the rise in current commodity prices, the company expects higher cash flows. However, the company will experience an increased burden in the Permian sliding scale royalty agreement, resulting in approximately 500 Bbls/d lower volumes during 2Q’18 to 4Q’18.

	1H’18 Actuals	2H’18 Estimate	FY 2018 Estimate

Production Volumes
Oil production (MBbls/d)	46.3	45 - 47	45 – 47
Total production (MBoe/d)	81.3	79 – 82	79 – 82

Oil & Gas Expenditures ($ million)	$411	$220 – $260	$630 – $670(1)
Eagle Ford	$257		~65%
Permian	$91		~15%
Altamont	$63		~20%(2)

Average Gross Drilling Rigs
Eagle Ford	3		3
Permian	0.6		–
Altamont	2		2

Operating Costs
Lease operating expense ($/Boe)	$5.21		$5.00 – $5.70
Reported G&A expense ($/Boe)	$3.17		$2.90 – $3.25
Adjusted G&A expense ($/Boe)(3)	$2.47		$2.30 – $2.60
Transportation and commodity purchases ($/Boe)	$3.46		$3.15 – $3.45
Taxes, other than income ($/Boe)(4)	$2.78		$2.75 – $2.85
DD&A ($/Boe)	$16.95		$17.00 – $17.50

(1) Full year 2018 includes ~$120 million non-drill capital including: ~$55 million for general equipment, ~$20 million for capitalized G&A and interest, ~$20 million for enhanced facility projects, ~$15 million for EOR projects, and ~$10 million for leasing and seismic, and does not include acquisition costs.

(2) Full year 2018 Altamont capital includes ~81 recompletions for $47 million.

(3) Adjusted G&A represents G&A expense less approximately $0.30 per Boe of non-cash compensation expense and $0.40 per Boe in transition, restructuring and other costs in 1H’18 reported G&A and $0.60 - $0.65 per Boe of non-cash compensation expense in FY 2018 Estimate.

(4) Severance taxes estimates are based on current WTI prices.

Webcast Information

EP Energy has scheduled a webcast at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, on August 10, 2018, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials relating to the webcast will be available in the Investor Center.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID#6173767) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through September 14, 2018 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID#10122575).

About EP Energy

The EP Energy team is driven to deliver superior returns for our investors by developing the oil and natural gas that feeds America’s growing energy needs. The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

The following table provides the company’s production results, average realized prices, results of operations and certain non-GAAP financial measures for the periods presented.

	Quarter ended
	June 30, 2018	March 31, 2018	September 30, 2017
Oil Sales Volumes (MBbls/d)
Eagle Ford	25.8	24.0	20.0
Permian	9.7	9.8	12.6
Altamont	11.7	11.6	12.5
Total Oil Sales Volumes	47.2	45.4	45.1
Natural Gas Sales Volumes (MMcf/d)
Eagle Ford	40	36	37
Permian	54	56	55
Altamont	30	34	34
Total Natural Gas Sales Volumes	124	126	126
NGLs Sales Volumes (MBbls/d)
Eagle Ford	6.8	5.9	6.7
Permian	7.8	7.8	8.2
Altamont	—	—	—
Total NGLs Sales Volumes	14.6	13.7	14.9
Equivalent Sales Volumes (MBoe/d)
Eagle Ford	39.2	35.9	32.9
Permian	26.5	27.0	29.9
Altamont	16.8	17.2	18.2
Total Equivalent Sales Volumes	82.5	80.1	81.0

Net (loss) income ($ in millions)	(58)	18	(72)
Adjusted EBITDAX ($ in millions)	215	189	159
Basic and diluted net (loss) income per common share ($)	(0.23)	0.07	(0.29)
Adjusted EPS ($)	(0.01)	(0.07)	(0.12)
Capital Expenditures ($ in millions)(1)	203	208	162
Total Operating Expenses ($/Boe)	32.20	31.11	31.79
Adjusted Cash Operating Costs ($/Boe)	13.85	13.97	14.73
Depreciation, depletion and amortization rate ($/Boe)	17.20	16.69	15.92
Average realized prices(2)
Oil price on physical sales ($/Bbl)	65.53	61.56	45.49
Oil, including financial derivatives ($/Bbl)(3)	62.30	58.86	51.75
Natural gas price on physical sales ($/Mcf)	1.58	1.94	2.26
Natural gas, including financial derivatives ($/Mcf)(3)	1.96	2.03	2.49
NGLs price on physical sales ($/Bbl)	22.65	20.93	18.98
NGLs, including financial derivatives ($Bbl)(3)	22.07	20.91	18.45

(1)         The quarters ended June 30, 2018 and March 31, 2018 do not include $16 million and $248 million, respectively, of acquisition capital.

(2)         Oil and natural gas prices on physical sales reflect operating revenues for oil and natural gas reduced by oil and natural gas purchases associated with managing our physical sales.

(3)         Prices per unit are calculated using total financial derivative cash settlements.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions)

(Unaudited)

	Quarter ended
	June 30, 2018	March 31, 2018	September 30, 2017
Operating revenues
Oil	$281	$252	189
Natural gas	18	22	27
NGLs	30	26	26
Financial derivatives	(64)	(14)	(23)
Total operating revenues	265	286	219

Operating expenses
Oil and natural gas purchases	—	—	—
Transportation costs	26	25	29
Lease operating expense	38	39	42
General and administrative	28	19	25
Depreciation, depletion and amortization	129	120	118
Impairment charges	—	—	1
Exploration and other expense	—	1	6
Taxes, other than income taxes	21	20	16
Total operating expenses	242	224	237

Operating income (loss)	23	62	(18)
Gain on extinguishment/modification of debt	7	41	24
Interest expense	(88)	(85)	(80)
(Loss) income before income taxes	(58)	18	(74)
Income tax benefit	—	—	2
Net (loss) income	$(58)	$18	$(72)

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017
ASSETS
Current assets(1)	$329	$237	$466
Property, plant and equipment, net(2)	4,832	4,741	4,422
Other non-current assets	13	11	12
Total assets	$5,174	$4,989	$4,900

LIABILITIES AND EQUITY
Current liabilities	$479	$436	$448
Long-term debt, net of debt issue costs	4,291	4,104	4,022
Other non-current liabilities	49	39	38
Total stockholders’ equity	355	410	392
Total liabilities and equity	$5,174	$4,989	$4,900

(1)         Balance as of December 31, 2017 includes $172 million of assets held for sale.

(2)         Balance is net of accumulated depreciation, depletion and amortization of $3,424 million, $3,307 million and $3,179 million as of June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six months ended June 30,
	2018	2017
Net loss	$(40)	$(50)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash expenses	214	305
Asset and liability changes	43	(74)
Net cash provided by operating activities	217	181
Net cash used in investing activities	(454)	(266)
Net cash provided by financing activities	291	109

Change in cash, cash equivalents and restricted cash	54	24

Cash, cash equivalents and restricted cash - beginning of period	45	20
Cash, cash equivalents and restricted cash - end of period	$99	$44

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment/modification of debt, impairment charges, other costs that affect comparability, including transition, severance and other costs and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net income (loss) per share to Adjusted EPS:

	Quarter ended June 30, 2018
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(58)	$(0.23)

Adjustments(2)
Impact of financial derivatives(3)	$54	$42	$0.17
Transition, severance and other costs	6	5	0.02
Gain on extinguishment/modification of debt	(7)	(5)	(0.02)
Valuation allowance on deferred tax assets		13	0.05
Total adjustments	$53	$55	$0.22

Adjusted EPS			$(0.01)

Diluted weighted average shares			248

	Quarter ended March 31, 2018
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net income		$18	$0.07

Adjustments(2)
Impact of financial derivatives(3)	$4	$3	$0.01
Gain on extinguishment/modification of debt	(41)	(32)	(0.13)
Valuation allowance on deferred tax assets		(5)	(0.02)
Total adjustments	$(37)	$(34)	$(0.14)

Adjusted EPS			$(0.07)

Diluted weighted average shares			247

	Quarter ended September 30, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(72)	$(0.29)

Adjustments(2)
Impact of financial derivatives(3)	$50	$32	$0.13
Gain on extinguishment of debt	(24)	(15)	(0.06)
Impairment charges	1	—	—
Valuation allowance on deferred tax assets		24	0.10
Total adjustments	$27	$41	$0.17

Adjusted EPS			$(0.12)

Diluted weighted average shares			246

(1)         Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)         All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)         Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the periods presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), transition, severance and other costs that affect comparability, fees paid to the Sponsors, gains and losses on extinguishment/modification of debt and impairment charges.

Below is a reconciliation of our consolidated net income (loss) to EBITDAX and Adjusted EBITDAX:

	Quarter ended
	September 30,	December 31,	March 31,	June 30,
	2017		2018
	($ in millions)
Net (loss) income	$(72)	(72)	$18	$(58)
Income tax benefit	(2)	(2)	—	—
Interest expense, net of capitalized interest	80	81	85	88
Depreciation, depletion and amortization	118	119	120	129
Exploration expense	3	2	1	1
EBITDAX	127	128	224	160
Mark-to-market on financial derivatives(1)	23	51	14	64
Cash settlements and cash premiums on financial derivatives(2)	27	7	(10)	(10)
Non-cash portion of compensation expense(3)	5	(29)	2	2
Transition, severance and other costs(4)	—	19	—	6
Fees paid to Sponsors(5)	—	5	—	—
Gain on extinguishment/modification of debt	(24)	—	(41)	(7)
Impairment charges	1	—	—	—
Adjusted EBITDAX	$159	181	$189	$215

(1)         Represents the income statement impact of financial derivatives.

(2)         Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)         Non-cash portion of compensation expense represents compensation expense (net of forfeitures) under long-term incentive programs adjusted for cash payments made under these plans.

(4)         Reflects transition and severance costs related to workforce reductions.

(5)         Represents fees paid in connection with the release of members of the new leadership team from a portfolio company of funds managed by Apollo Global Management LLC and payment of certain legal expenses.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges,  the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans) and transition, severance and other costs that affect comparability.  We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. We exclude the non-cash portion of compensation expense as well as transition, severance and other costs that affect comparability, as we believe such adjustments allow investors to evaluate our costs against others in our industry and this item can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended
	June 30, 2018		March 31, 2018		September 30, 2017
	Total	Per-Unit(1)	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$—	$—	$—	$—	$—	$—
Transportation costs	26	3.49	25	3.43	29	3.91
Lease operating expense	38	4.95	39	5.48	42	5.66
General and administrative	28	3.74	19	2.58	25	3.28
Depreciation, depletion and amortization	129	17.20	120	16.69	118	15.92
Impairment charges	—	—	—	—	1	0.09
Exploration and other expense	—	—	1	0.18	6	0.83
Taxes, other than income taxes	21	2.82	20	2.75	16	2.10
Total operating expenses	$242	$32.20	$224	$31.11	$237	$31.79
Adjustments:
Depreciation, depletion and amortization	$(129)	$(17.20)	$(120)	$(16.69)	$(118)	$(15.92)
Impairment charges	—	—	—	—	(1)	(0.09)
Exploration expense	—	—	(1)	(0.18)	(3)	(0.40)
Non-cash portion of compensation expense(2)	(2)	(0.38)	(2)	(0.27)	(5)	(0.65)
Transition, severance and other costs(2)	(6)	(0.77)	—	—	—	—
Adjusted cash operating costs and per-unit adjusted cash costs	$105	$13.85	$101	$13.97	$110	$14.73

Total consolidated equivalent volumes (MBoe)		7,512		7,208		7,456

(1)                                 Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)                                 Amounts are excluded in the calculation of adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense (net of forfeitures) under our long-term incentive programs adjusted for cash payments under these plans and transition, severance and other costs.

Below is a reconciliation of our GAAP general and administrative expense to non-GAAP adjusted general and administrative expense:

	Actuals
	Quarter ended						FY 2018 Estimate
	June 30, 2018		March 31, 2018		September 30, 2017		Low	High
	Total	($/Boe)	Total	($/Boe)	Total	($/Boe)	($/Boe)	($/Boe)
	($ in millions, except per Boe costs)
GAAP general and administrative expense	$28	$3.74	$19	$2.58	$25	$3.28	$2.90	$3.25
Less non-cash compensation expense	2	0.38	2	0.27	5	0.65	0.60	0.65
Less transition, severance and other costs	6	0.77	—	—	—	—	—	—
Adjusted general and administrative expense	$20	$2.59	$17	$2.31	$20	$2.63	$2.30	$2.60

(1)                                 Per unit costs are based on actual total amounts rather than the rounded totals presented.

Net Debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents.

EBITDAX and Adjusted EBITDAX are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EPS is used by management and we believe is a valuable measure of operating performance. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results.  Adjusted General and Administrative expense is used by management and investors as additional information. Net Debt is used by management for analysis of the company’s financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX and Adjusted EBITDAX should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted General and Administrative expense should not be used as an alternative to GAAP general and administrative expense.  Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and potential for sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs;  the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of operating and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Jordan Strauss

713-997-6791

jordan.strauss@epenergy.com